Exhibit 99.1
                                                                    ------------


                     FOSTER WHEELER ANNOUNCES SECOND-QUARTER
                        AND FIRST-HALF FINANCIAL RESULTS

                     o        Results in line with expectations
                     o        Previously announced special items taken
                     o        Lower earnings expected in second half of 2001
                     o        Power market remains buoyant

     HAMILTON, BERMUDA, July 31, 2001 -- Foster Wheeler Ltd. (NYSE: FWC) today reported second-quarter and first-half results, which were in line with expectations before previously announced special items.

     Net earnings before special items for the quarter ended June 29, 2001, were $ 8.9 million, or $0.22 per share, on $840.2 million in revenues, compared with $8.6 million or $0.21 per share on revenues of $1,023 million for the second quarter of 2000. Net earnings for the current quarter after special items of $6.9 million, or $0.17 per share, were $2.0 million, or $0.05 per share.

     New orders booked for the quarter were $1.2 billion, which is approximately the same as last year's second-quarter level. The ending backlog for the current quarter was $6.3 billion, which is slightly higher than last quarter.

     For the six months ended June 29, 2001, revenues were $1,538 million, a decrease from $1,859 million in the first half of last year. Net earnings before special items and cumulative effect of a change in accounting principles relative to pension expense were $17.0 million, or $0.42 per share, the same as those in the first six months of 2000. New orders booked for the six months were $2.1 billion versus $2.4 billion in the same period of last year.

     The previously announced after-tax special items in the second quarter include $5.0 million, or $0.12 per share, on the sale of two hydrogen plants, and $1.9 million, or $0.05 per share, primarily related to a retirement agreement with Richard J. Swift, the company's chairman, president and CEO.

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     "The first half of 2001 has unfolded as anticipated with improvements in the second quarter over the first quarter in revenues, bookings and earnings before special items," said Swift. "However, the market turnaround we expected has not yet arrived and we now anticipate that the realization of growth in projects will begin in 2002. Also, because of the timing of bookings, we have lowered our revenue and profit expectations for the remainder of 2001.

     "Looking at business prospects, I believe there are a number of positive factors in the worldwide marketplace that bode well for Foster Wheeler, from the heightened demand for power in the United States through the increasing demands for pharmaceuticals worldwide to the need for increased oil and gas production and processing. The Energy Equipment Group's business continues to grow significantly, with bookings in the second quarter up almost 50 percent from the previous year, as the U.S. continues to grapple with the need for more generating capacity.

     "There are signs of real growth potential in the Engineering and Construction (E&C) Group's business. In our oil and gas markets, we are seeing a lot of preliminary work, such as front-end engineering studies, which are prerequisites for much larger project awards. In addition, the pharmaceutical and environmental services markets continue to expand and are making important contributions to our business. While these favorable market trends will not help 2001, we expect increased business opportunities to begin in 2002. We are well-positioned with the products, technologies and project experience to contribute to this necessary expansion."

     According to Gilles A. Renaud, the company's senior vice president and chief financial officer, Foster Wheeler has continued to meet forecasted results. "In the first half of 2001, our earnings before special items were at expected levels. We had a softening of revenues, primarily in our E&C Group, which was a result of delays in the realization of awards and a shift to projects with less flow-through costs. With some 60 percent of our business outside the United States, we have been affected also by the strong dollar, which negatively impacted our results by about $2.0 million year-to-date, or $0.05 per share.

     "These unfavorable trends were offset in the first half of the year by higher margin rates, which we do not expect to be sustained in the second half. As a result, earnings from operations for the year (excluding special items) are now estimated between $0.55 and $0.65.

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     "In the second quarter, the company continued to improve the financial structure of its business. We completed our change in legal domicile from New York State to Bermuda, which will give us, among other advantages, better operational flexibility, including improved worldwide cash management and, over the long term, an improvement in our effective tax rate. We had a very successful $200 million convertible subordinated note issue. The proceeds from this were used to repay existing borrowings under the company's revolving credit facilities. Finally, we sold our interest in two hydrogen production plants in South America, which was another step toward disposing of our Power Systems assets. Despite these actions, we are not satisfied with progress in reducing net debt and so the board of directors has decided to discontinue payment of the dividend on our common stock. We believe that ultimately shareholders will enjoy a greater benefit from utilizing cash to reduce debt than with dividends," he said.

Engineering and Construction Group

     Bookings in the E&C Group for the quarter decreased by 29 percent to $635.1 million from $892.3 million in the second quarter of 2000. The Group's ending backlog was $4.4 billion compared to $4.5 billion last quarter. Revenues were $535.7 million compared to $793.0 million in the second quarter of 2000. For the first half of the year, E&C bookings were down to $1.2 billion from $1.7 billion for the first six months of 2000. Revenues for the six months were $1,009.3 million, compared to $1,409.0 million in the same period of last year.

Energy Equipment Group

     The expansion of business in the Energy Equipment Group was largely led by increasing orders for heat recovery steam generators and selective catalytic reduction units for power generating plants, as well as a major order for CFB boilers in Estonia. The Group's bookings grew approximately 50 percent to $525.8 million, compared with $351.5 million for the second quarter of 2000. Backlog at the end of the quarter was $2.0 billion, compared with $1.8 billion last quarter. Revenues rose 25 percent to $313.4 million from $250.7 million in the same quarter of 2000. For the six-month period, bookings were $904.7 million, a 16 percent increase over $777.0 million in 2000. Revenues for the half-year grew 14 percent to $552.0 million from $483.5 million in the same period last year.

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Notes to Editors:

1.   Consolidated Statements follow.

2. Foster Wheeler will conduct a conference call with analysts tomorrow (August 1) at 11:00 a.m. (Eastern Daylight Savings time), which will also be webcast live on the Internet. The webcast may be accessed at www.fwc.com in the Investor Relations section.

3. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World-Wide Web site at www.fwc.com.

4.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.
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
                                                FOSTER WHEELER LTD. AND SUBSIDIARIES
                                                ------------------------------------
                                            CONSOLIDATED STATEMENT OF EARNINGS - SUMMARY
                                            --------------------------------------------
                                         (In Thousands of Dollars, Except per Share Amounts)
                                         ---------------------------------------------------

                                                            Three Months Ended                  Six Months Ended
                                                            ------------------                  ----------------
                                                       June 2001         June 2000         June 2001          June 2000
                                                       ---------         ---------         ---------          ---------

New orders booked                                    $ 1,162,802       $ 1,238,988       $ 2,113,253        $ 2,430,854

Unfilled orders                                        6,332,562         6,366,110         6,332,562          6,366,110
                                                     ===========       ===========       ===========        ===========
Revenues:
  Operating revenues                                     826,882         1,004,979         1,509,525          1,827,015
  Other income                                            13,301            17,764            28,893             32,024
                                                     -----------       -----------       -----------        -----------

    Total revenues                                       840,183         1,022,743         1,538,418          1,859,039
                                                     -----------       -----------       -----------        -----------

Cost and Expenses:
  Cost of operating revenues                             742,461           923,123         1,350,146          1,664,681
  Selling, general & administrative expenses              56,944            54,940           108,341            109,041
  Other deductions/Minority interest                      21,769            28,180            46,478             51,191
  Dividends on preferred security of
    subsidiary trust                                       3,938             3,938             7,875              7,875
  Special items(2)                                         7,700                 -             7,700                  -
                                                     -----------       -----------       -----------        -----------

    Total costs and expenses                             832,812         1,010,181         1,520,540          1,832,788
                                                     -----------       -----------       -----------        -----------

Earnings before income taxes                               7,371            12,562            17,878             26,251
Provision for income taxes                                 5,382             3,915             7,784              9,232
                                                     -----------       -----------       -----------        -----------

Earnings before cumulative effect of a change
  in accounting principle                                  1,989             8,647            10,094             17,019

Cumulative effect on prior years (to December
29, 2000) of a change in accounting principle(4)              --                --            (1,200)               --
                                                     -----------       -----------       -----------        -----------

Net earnings                                         $     1,989         $   8,647       $     8,894        $    17,019
                                                     ===========       ===========       ===========        ===========

Earnings per share:
  Basic and diluted:
    Before cumulative effect of a change in
      accounting principle                           $      0.05         $    0.21       $      0.25        $      0.42

Cumulative effect on prior years of a change
in accounting principle(4)                                  --                  --             (0.03)              --
                                                     -----------       -----------       -----------        -----------

Earnings per share(3)                                $      0.05         $    0.21       $      0.22        $      0.42
                                                     ===========       ===========       ===========        ===========

Cash dividends paid per share                        $      0.06         $    0.06       $      0.12        $      0.12
                                                     ===========       ===========       ===========        ===========

Shares outstanding:
  Basic: Weighted average number of shares
     outstanding (In thousands)                           40,891            40,795            40,863             40,786

Diluted - Effect of stock options                            360                13               335                 5
                                                     -----------       -----------       -----------        -----------

    Total Diluted(1)                                      41,251            40,808            41,198             40,791
                                                     ===========       ===========       ===========        ===========



(1) In 2001, the convertible subordinated notes of $210 million were excluded from the computation of diluted earnings per share due to their antidilutive effect.

(2) Special items include $5,000 ($5,000 after tax) loss on the sale of a hydrogen plant and $2,700 ($1,900 after tax) primarily for CEO retirement.

(3) Earnings per share excluding special items and cumulative effect of a change in accounting principle were $.22 for the 2nd quarter and $.42 for the six months ended June 29, 2001, respectively. (4) During the second quarter of 2001, the Corporation changed its pension plan asset valuation method from current market value to a smoothed four-year market value.

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

                                             Foster Wheeler Ltd. and Subsidiaries
                                             ------------------------------------
                                                     Major Business Groups
                                                     ---------------------
                                                   (In Millions of Dollars)
                                                   ------------------------

                                                                               Three Months Ended              Six Months Ended
                                                                         June 2001          June 2000      June 2001      June 2000
                                                                         ---------          ---------      ---------      ---------
 Engineering and Construction

        Unfilled orders                                                 $ 4,410.4           $ 4,836.4     $  4,410.4     $  4,836.4
        New orders booked                                                   635.1               892.3        1,212.1        1,659.2
        Revenues                                                            535.7               793.0        1,009.3        1,409.0
        Interest expense                                                      1.1                 2.8            1.4            3.4
        Earnings before income taxes                                         20.3                25.5           39.1           45.5

 Energy Equipment

        Unfilled orders                                                   2,023.9             1,642.6        2,023.9        1,642.6
        New orders booked                                                   525.8               351.5          904.7          777.0
        Revenues                                                            313.4               250.7          552.0          483.5
        Interest expense                                                      6.0                 7.7           12.1           16.7
        Earnings before income taxes                                          8.1                 9.2           17.8           18.6
        Earnings before income taxes & special items (1)                     13.0                 9.2           22.7           18.6

 Corporate and Financial Services*

        Unfilled orders                                                    (101.7)             (112.9)        (101.7)        (112.9)
        New orders booked                                                     1.9                (4.8)          (3.5)          (5.3)
        Revenues                                                             (8.9)              (21.0)         (22.9)         (33.5)
        Interest expense(3)                                                  12.2                 9.0           26.6           18.8
        Earnings before income taxes and cumulative effect of a
          change in accounting principle(4)                                 (22.8)              (22.1)         (39.0)         (37.8)
        Earnings before income taxes, special items and cumulative
          effect of a change in accounting principle (2)(4)                 (18.3)              (22.1)         (36.3)         (37.8)

 Total

        Unfilled orders                                                   6,332.6             6,366.1        6,332.6        6,366.1
        New orders booked                                                 1,162.8             1,239.0        2,113.3        2,430.9
        Revenues                                                            840.2             1,022.7        1,538.4        1,859.0
        Interest expense (3)                                                 19.3                19.5           40.1           38.9
        Earnings before income taxes                                          7.4                12.6           17.9           26.3
        Provision for income taxes                                            5.4                 4.0            7.8            9.3
        Earnings before cumulative effect of a change in accounting
          principle                                                     $     2.0           $     8.6     $     10.1     $     17.0
        Cumulative effect on prior years (to December 29, 2000) of
          a change in accounting principle(4)                                   -                   -           (1.2)             -
        Net earnings                                                    $     2.0           $     8.6     $      8.9     $     17.0
          Net earnings excluding special items (1)(2)                   $     8.9           $     8.6     $     17.0     $     17.0

          * Includes intersegment eliminations.

          1) Excludes loss on sale of hydrogen plant of $5.0 ($5.0 after tax).
          2) Excludes cost of CEO of $2.7 ($1.9 after tax).
          3) Includes dividends on preferred security of subsidiary trust.
          4) During the second quarter of 2001, the Corporation changed its pension plan asset valuation method from current market value to a smoothed four-year market value.

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MEDIA CONTACT:  Alastair B. Davie 908-730-4444

INVESTOR RELATIONS CONTACT:  W. Richard Grosdidier 908-730-5430

OTHER INQUIRIES: 908-730-4000